Exhibit 5.1

May 23, 2008

Star Scientific, Inc.

16 South Market Street

Petersburg, Virginia 23803

Re:	Registration Statement on Form S-3;
4,938,270 shares of Common Stock

Ladies and Gentlemen:

In connection with the registration by Star Scientific, Inc., a Delaware corporation (the “Company”), of the sale of 4,938,270 shares of common stock of the Company, par value $0.0001 par share (“Common Stock”), which are being offered for resale by certain selling stockholders of the Company, under the Securities Act of 1933, as amended, under the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on May 23, 2008 (the “Registration Statement”), you have requested my opinion with respect to the matters set forth below. The Registration Statement covers the resale of (i) 2,469,135 shares of Common Stock issuable upon exercise of certain outstanding warrants (the “Warrants”) granted by the Company to the selling stockholders (the “Warrant Shares”), and (ii) 2,469,135 shares of common stock issued by us and sold in a private placement transactions to the selling stockholders (the “Shares”).

In my capacity as your General Counsel in connection with such registration, I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Warrant Shares and Shares. In addition, I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof:

1. The Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants, in accordance with the terms of the Warrants, including upon payment therefor, will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to my name contained under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Robert E. Pokusa Esq.
Robert E. Pokusa Esq.
General Counsel